Exhibit 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT ("Agreement") dated as of May 2, 2002, between Daniel Stein ("Employee") and TTR Technologies, Inc, a Delaware corporation, or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the "Company").

      WHEREAS, the parties hereto desire to enter into this Agreement in order to set forth the terms pursuant to which the Company will employ Employee and Employee will serve as an officer and employee of the Company;

      NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and other valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    EMPLOYMENT PERIOD; REPRESENTATION

      (a) The Company agrees to employ Employee, and Employee hereby agrees to such employment, subject to the terms and conditions set forth in this Agreement.

      (b) Employee represents that his material compliance with the terms of this Agreement and his performance as an executive of the Company does not and shall not breach any agreement to keep in confidence information acquired by Employee in confidence or in trust prior to employment by the Company. Employee has not entered into, and agrees not to enter into, any agreement, either written or oral, in conflict herewith.

      (c) Employee acknowledges that this Agreement contains non-competition, non-disclosure and proprietary information provisions, and Employee agrees to comply with these provisions. Employee understands that entering into and complying with these provisions is a condition to Employee 's continued employment with the Company and that failure to comply with the terms and conditions of these provisions may result in termination "for cause" under this Agreement and in other damages to the Company.

2.    TERM

      The employment of Employee by the Company shall commence on May 13, 2002 (the "Start Date") and continue for the period of three (3) years from the Start Date, unless Employee's employment is otherwise terminated earlier by the Company or Employee in accordance with Section 6 hereof (the "Initial Term").

3.    POSITIONS AND DUTIES

      (a) Upon the commencement of the Initial Term, Employee shall occupy the position and perform the duties of Chief Executive Officer of the Company on a full-time basis. In his capacity as Chief Executive Officer, Employee shall report directly to, and be responsible to, the Board of Directors of the Company (the "Board"). Subject to the direction and authority of the Board, and in consultation with the Company's President, Employee shall have general supervision, and control over and responsibility for, the day to day operations of the Company, and within this context, have decision-making authority regarding the hiring, termination and direction of activities of Company employees. In addition, Employee shall perform such other duties and responsibilities as are consistent with the position described above which relate to the business of Company, or of any affiliates or subsidiaries of the Company, or any business ventures in which Company, its affiliates or subsidiaries may


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participate and as are reasonably and lawfully assigned to him from time to time by the Board .

      (b) The Company shall maintain an office located in New York City which shall be Employee's principal place of work, unless otherwise agreed to by Employee in writing.

      (c) Except as set forth herein, Employee shall devote 100% of his working time, attention and energies to the business of the Company and shall assume and perform such further reasonable and lawful responsibilities and duties as may be assigned or directed by the Board.

      (d) Except as set forth herein, Employee agrees that he will at all times devote his reasonable best efforts, skill and ability to: promote the Company's interests and work with the Board and the other executives of the Company.

      (e) Employee will be allowed to remain a Special Limited Partner of Atlas FRG and CalCat, LLC and to advise these entities with respect to possible transactions unrelated to the Company and in the capacity of an advisor, so long as this advisory does not in any way interfere with employee's duties as Chief Executive Officer of the Company. Employee will not directly or indirectly engage in any business or perform any services that is competitive in any manner with the business of or services provided by the Company or in any manner constitutes a conflict of interest. Subject to the limitations contained in the prior sentence, nothing in this Agreement will prevent Employee from (i) rendering services to relatives, charitable or community organizations and from managing his personal investments in such manner as shall not interfere with the performance of Employee of his duties hereunder; (ii) serving on the boards of directors or the advisory boards of two (2) other entities (and such other board services as Employee undertakes at the Company's request); (iii) owning no more than two percent (2%) of the equity securities of a corporation whose stock is listed on a national stock exchange or continuing to own shares of stock of BYOBroadcast, Inc., Ovos Films, Inc., Burly Bear Network, Inc. and Ibehavior, Inc.; provided, however, that such services or activities provided for in Sections 3(e)(i) and (ii) are not rendered to any business which is competitive with that of the Company, in no way interfere with the performance of Employee of his duties hereunder, and Employee promptly notifies the Board of Directors of the Company prior to engaging in such services.

      (f) Employee acknowledges and agrees that he is required to observe all the lawful rules and policies of the Company generally applicable to senior executives to the extent they are not inconsistent with the terms of this Agreement.

      (g) The Company shall indemnify Employee to the fullest extent permitted by law, as amended from time to time, for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and attorney's fees) incurred or paid by Employee in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by Employee of services for, or the acting by Employee as a director, officer or employee of, the Company, or any other person or enterprise at the Company's request, provided that Employee acted in good faith, for a purpose which he reasonably believed to be in the best interests of the Company and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

4.    COMPENSATION AND BENEFITS

      For the full and faithful performance of the services to be rendered by Employee, in consideration of Employee's obligations under this Agreement, provided Employee is not in material breach of this Agreement and that Employee is employed by the Company as of each


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relevant payment date, and it being understood and agreed by Employee and the
Company that Employee would not be entitled to the full compensation package and benefits without his absolute commitment to comply with his undertakings set forth in this Agreement, the Company shall pay to Employee and Employee shall be entitled to receive:

      (a)   Base Salary

      Company will pay to Employee during the term of his employment under this Agreement, a base salary at the annual rate of Two Hundred Forty-Thousand Dollars ($240,000) per annum less required deductions for state and federal withholding tax, social security and other employee taxes. (said amounts hereinafter referred to as the "Base Salary"). Any Base Salary payable hereunder shall be paid in regular intervals in accordance with the Company's payroll practices, but no less frequently than once each month. Provided that gross revenues of the Company have surpassed the Base Salary since each of the previous anniversaries of this Agreement, the Base Salary shall be increased by 10% for each subsequent year of employment during the Initial Term.

      (b)   Incentive Compensation

                        (i) Signing Bonus. Upon execution of this agreement, the
            Company shall loan the employee the sum of $100,000 at an interest rate of 4% and a term of three years. At the end of each calendar year commencing on December 31, 2002 and continuing through December 31, 2004, the company will forgive 33.3% annually of the indebtedness to be treated as non-employee compensation for federal income tax purposes. The indebtedness will be evidenced by an unsecured promissory note containing the above terms. The remainder of the indebtedness shall become immediately repayable if the Employee terminates this agreement without Good Reason or Employee is terminated for Cause, with the exception of Cause as defined by
            Section 6 (c) viii, in which case the indebtedness shall be forgiven in the same manner as if the Employee remained employed at the company for three years.

                        (ii) Automobile Expense. Employee has the right to spend
            up to ten-thousand dollars ($10,000) each year on automobile expenses which shall include lease costs, insurance, gasoline and upkeep. Automobile leases will be in the name of the company and be billed directly to the company. Invoices for above costs shall be provided to the Company against which the Company shall reimburse Employee.

                        (iii) Company Plans. Employee shall be eligible to
            participate, on terms no less favorable than those afforded to other executives of the Company, in any incentive compensation plan that may hereafter be adopted by the Company for its executives and management employees from time to time. Such participation shall be subject to the terms of the applicable plans, generally applicable policies of the Company, applicable law and the discretion of the Board of Directors. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.

      (c)   Stock Options

      Employee shall be granted, pursuant to the TTR Technologies, Inc. Employee Stock Option Plan (the "Plan") and the stock option agreement (the "Stock Option Agreement") memorializing such grant, incentive stock options (the "Options") to purchase Five-hundred and fifty thousand shares (550,000) at the closing market price on the execution date of this agreement. The Options shall vest in full in three (3) years as follows. One third of the Options shall vest upon the first anniversary of this Agreement and thereafter the remainder


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of the Options shall vest in eight equal installments on a quarterly basis;
provided, however, that in the event of a Change of Control, 100% of the unvested Options shall vest immediately prior to the closing of such transaction. For purposes hereof, "Change in Control" shall mean (i) the effective time of a consolidation of the Company with, or merger of the Company with or into, another corporation or other business organization in which the shares of the stock of the Company are converted into or otherwise exchanged for less than fifty percent (50%) of the shares of a resulting or surviving corporation, (ii) the closing of a sale or conveyance of all or substantially all of the assets of the Company, or (iii) an acquisition in a transaction or a series of related transactions by a person or group (as defined in Rule 13d-5(b)(1) of the Securities Act of 1934, as amended) of more than a majority of the outstanding voting stock of the Company. Notwithstanding the above, in the event of any discrepancy between this paragraph 4 (c) and the Change of Control provisions in the Plan as currently drafted, the Plan will take precedence

      (d)   Benefits

      Employee shall be entitled to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability insurance plans, retirement plans, 401(k) and other benefit plans which are available to any other executives of the Company. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Company, and applicable law.

      (e)   Expense Reimbursement

      The Company shall promptly pay the reasonable, business-related expenses incurred by Employee in the performance of his duties hereunder, including, without limitation, those incurred in connection with business related travel, telecommunications and entertainment, or, if such expenses are paid directly by Employee, shall promptly reimburse the Employee for such payment, provided that Employee has properly accounted therefore in accordance with Company policy.

      (f)   Vacation

      Employee shall be entitled to three (3) weeks paid vacation in accordance with the Company's vacation policies for its executives, as in effect from time to time, but in no event less than three (3) weeks per year. The timing and duration of any vacation shall be taken at such time so as not to interfere with Employee's responsibilities and commitment to the company .

      Employee shall also be entitled to all paid holidays given by the Company to its employees. The Employee shall not be entitled to accumulate unused vacation or sick leave or other fringe benefits from year to year without the written consent of the Company, unless the accumulation of any such unused leave and/or fringe benefit is necessitated by the Company's actions or otherwise caused by Employee's performance of Employee's job-related duties at the Company.

5.    BOARD SEAT; TITLE.

      After 180 days of employment at the Company, the Board of Directors of the Company shall elect the Employee to the Board of Directors of the Company. The termination of Employee's employment hereunder for any reason shall automatically be deemed as Employee's resignation from the Board without any further action, except when the Board shall, in writing, request a continuation of duty as a Director in its sole discretion. Neither the change to Employee's title and position nor his service as a member of the Board of Directors shall affect the amount of his compensation provided for in Section 4 of this Agreement.


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6.    TERMINATION.

      Employee's services shall terminate upon the first to occur of the following events:

      (a) The expiration of the Initial Term or any renewal term, if applicable;

      (b) Upon Employee's date of death or the date Employee is given written notice that he has been determined to be disabled by the Company. For purposes of this Agreement, Employee shall be deemed to be disabled if Employee, as a result of illness or incapacity, shall be unable to perform substantially his required duties for a period of sixty (60) consecutive days or an aggregate of ninety (90) days in any twelve (12) month period ("Incapacity"). Termination of Employee's employment by the Company due to Incapacity shall be communicated to Employee by written notice to Employee and shall be effective on the tenth (10) day after receipt of such notice by Employee, unless Employee returns to full-time performance of his required duties before such tenth (10th) day;

      (c) On the date Employee is terminated by the Company for "Cause." For purposes of this Agreement, Cause shall be defined as: (i) Employee's conviction of, or plea of nolo contendere, to any felony or to a crime involving moral depravity or fraud; (ii) Employee's commission of an act of dishonesty or fraud or breach of fiduciary duty or act that has a material adverse effect on the name or public image of the Company, as determined by the Board provided the Board affords the Employee the opportunity to personally appear before the Board in order to state his case prior to the Board voting to so terminate the Employee; (iii) Employee's commission of an act of willful misconduct or gross negligence, as determined by the Board provided the Employee shall have the opportunity to state his case before the Board prior to the Board taking such decision to so terminate the Employee and provided the Board is acting in good faith, as fiduciaries on behalf of the shareholders ; (iv) the continued failure of Employee to perform his duties under this Agreement; (v) the material breach of any of Employee's material obligations under this Agreement or the Employee Confidentiality, Invention Assignment and Non-Competition Agreement annexed hereto as Exhibit A; (vi) the failure of Employee to follow a lawful directive of the Board; or (vii) excessive absenteeism, chronic alcoholism or any other form of addiction that prevents Employee from performing the essential functions of his position with or without a reasonable accommodation; or (viii) failure to satisfy Performance Milestones (as defined below); provided, however, that the Company may terminate Employee's employment for Cause, as to ( (iv) or (v) above, only after failure by Employee to correct or cure, or to commence or to continue to pursue the correction or curing of, such conduct or omission within ten (10) days after receipt by Employee of written notice by the Company of each specific claim of any such misconduct or failure. For purposes of this section 6
(c) viii, Performance Milestones shall mean the entry by the Company, by no later than the first anniversary of the Start Date, into two legally binding, written, commercial, revenue bearing agreements for the sale or license of its products with major music labels or their subsidiaries;

      (d) On the date Employee terminates his employment with the Company for Good Reason (as defined below) by giving the Board of Directors of the Company thirty (30) calendar days written notice of intent to terminate, ("Notice Period") which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such Good Reason termination. For the purposes of this Agreement, "Good Reason" shall mean, without Employee's express written consent, the occurrence of any one or more of the


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following: (i) the assignment of Employee to duties materially and substantially inconsistent with Employee's authorities, duties, responsibilities and status (including offices (or removal therefrom), titles, and reporting requirements as set forth hereunder, or a material and substantial reduction or alteration in the nature or status of Employee's authorities, duties, or responsibilities, except for any reduction in duties and responsibilities due to Employee's illness or disability; provided that subject to the Board having included the Employee in its slate for any proxy the failure of the Employee to be elected to the Board by the shareholders of the Company or the removal of the Employee from the Board through the vote of the shareholders of the Company shall not be considered Good Reason hereunder; (ii) a reduction by the Company in Employee's base salary, incentive compensation or benefits; (iii) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement; or (iv) the breach by the Company of any of its material obligations under this Agreement;

      (e) On the date Employee terminates his employment without Good Reason, provided that Employee shall give the Company thirty (30) days written notice prior to such date of his intention to terminate his employment ("Notice Period"); or

      (f) On the date the Company terminates Employee's employment for any reason, other than a reason set forth in Sections 6(b) or 6(c), provided that the Company shall give Employee thirty (30) days written notice prior to such date of its intention to terminate Employee's employment ("Notice Period"). During such Notice Period, Employee will continue to perform his duties and responsibilities unless the Company advises Employee otherwise.

7.    RIGHTS UPON TERMINATION.

      (a) Upon termination of Employee's employment by either party for any reason, or by virtue of the expiration of the Initial Term or any renewal term, if applicable, all rights Employee has to payment under this Agreement shall cease as of the effective date of the termination, and except as expressly provided herein or as may be provided under any employee benefit plan or as required by law, Employee shall not be entitled to any additional compensation, commission, bonus, perquisites, or benefits with the exception of this Section 7 which shall survive termination of this agreement as outlined herein.

      (b) Upon termination of Employee's employment (i) by the Company for Cause, (ii) by the Company for reason of Employee's death or Incapacity or (iii) by Employee without Good Reason, the Company shall pay to Employee or Employee's estate or representatives, as the case may be, his Base Salary and any benefits and outstanding reimbursable expenses accrued and payable to him through the last day of his actual employment by the Company.

      Notwithstanding the above, if Employee's employment is terminated by the Company pursuant to Section 6 (c) (viii) hereof, the Company shall pay to Employee his base salary and any benefits accrued and payable to him through six months from the last day of his actual employment by the Company. A total of 183,333 options for the original one year of service will have vested and an option to purchase an additional 91,667 shares shall vest over six months,. In addition, the forgiveness of the loan referenced in Section 4 (b) (i) shall continue on the same schedule as if the employee's employment had continued for three years.

      (c) If Employee's employment is terminated by Employee pursuant to Section 6(d) or by the Company pursuant to Section 6(f) hereof, (i) the Company shall pay to Employee his base salary and benefits accrued and payable to him through the last day of his


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actual employment by the Company, (ii) Employee's base salary and benefits shall continue (in the customary manner in which Company has paid the base salary and benefits) for the remainder of the term, unless such termination occurs prior to six months from the Start Date in which case employee is entitled to payment of one-year salary less the amount of time worked between 1 day and six months, any other benefits provided for in section 4 of this agreement for the same period, 183,333 options to vest in accordance with the terms of the Company Stock Option Plan governing Employee's options and forgiveness of the loan referenced in
Section 4 (b) (i) on the same schedule as if the employee's employment had continued for three years, (iii) the Company shall pay Employee for all outstanding reimbursable expenses, and (iv) the Employee's stock options shall vest in accordance with the terms of the Company Stock Option Plan governing Employee's options. In order to be eligible for the severance benefits as set forth in this Section 7(c), Employee must (i) execute and deliver to the Company a general release, in a form satisfactory to the Company, and (ii) be and remain in full compliance with his obligations under this Agreement and the Confidentiality Agreement. In the event Employee breaches any obligation under this Agreement or the Confidentiality Agreement, any and all payments or benefits provided for in this Section 7(c) shall cease immediately.

      (d) Notwithstanding the foregoing, in the event that this Agreement shall have been terminated by Employee pursuant to Section 6(d) or Section 6(e) or by the Company pursuant to Section 6(f) hereof, upon the request of the Company the Employee shall vacate his position and the Company's premises (if applicable) on a date specified by the Company which is earlier than the end of the Notice Period specified above upon payment to Employee, in one lump sum on the effective date of termination, the base salary and benefits payable until the end of the Notice Period, from the effective date of termination until the end of such Notice Period, less required deductions for state and federal withholding tax, social security and other employee taxes.

8.    EMPLOYEE CONFIDENTIALITY, INVENTION ASSIGNMENT AND NON-COMPETITION
      AGREEMENT.

      The Company values the protection of its confidential information and proprietary materials essential to the survival of the Company. Therefore, as a mandatory condition of Employee's employment, Employee must execute the Employee Confidentiality, Invention Assignment and Non-Competition Agreement (the "Confidentiality Agreement"), a copy of which is annexed hereto for Employee's review and execution, prior to or on Employee's Start Date.

9.    COOPERATION FOLLOWING TERMINATION

      Employee agrees that, following notice of termination of his employment until the date of his termination, he shall in good faith cooperate with the Company in all matters relating to the completion of his pending work on behalf of the Company and the orderly transition of such work to such other employees as the Company may designate. Employee further agrees that during and following the termination of his employment he shall in good faith cooperate with the Company as to any and all claims, controversies, disputes or complaints over which he has any knowledge or that may relate to his employment relationship with the Company; provided, however, that (a) Employee will be reimbursed by the Company for any out of pocket expenses incurred pursuant to his duties under this Paragraph 9 and reasonably compensated for his time, and (b) Employee's obligation to cooperate under this Section 9 shall in no way preclude Employee from seeking to enforce his rights under this Agreement. Such cooperation includes, but is not limited to, providing


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the Company with all information known to him related to such claims, controversies, disputes or complaints and appearing and giving testimony in any forum.

10.   GOVERNING LAW

      Except as otherwise explicitly noted, this Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the conflict of law rules of New York).

11.   INTEGRATION

      This Agreement, and the attached Confidentiality Agreement, constitute the entire understanding between the parties hereto relating to the subject matter hereof, superseding all negotiations, prior discussions, preliminary agreements and agreements related to the subject matter hereof made prior to the date hereof.

12.   MODIFICATIONS AND AMENDMENTS

      This Agreement may be modified or amended only by an instrument in writing executed by the parties hereto and approved in writing by the Board of Directors. Such modification or amendment will not become effective until such approval has been given.

13.   SEVERABILITY

      If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term or condition shall be deemed severable from the remainder of this Agreement, and the other terms and conditions of this Agreement shall continue to be valid and enforceable.

14.   NOTICE

      For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given as of the date if delivered in person or by telecopy, on the next business day, if sent by a nationally recognized overnight courier service, and on the second business day if mailed by registered mail, return receipt requested, postage prepaid, in each case addressed as follows:

                 If to the Employee:

                 Daniel Stein

                 957 Park Avenue, 4E
                 New York, New York 10028


                 If to the Company:

                 TTR Technologies, Inc
                 575 Lexington Avenue, Suite 400
                 New York, New York 100

        with a copy to:
        David Aboudi
        Aboudi and Brounstein
        3 Gavish St., Ind. Zone Kfar Saba
        ISRAEL


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or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of changes of address shall be effective upon receipt.

15.   WAIVER

      The observation or performance of any condition or obligation imposed upon Employee hereunder may be waived only upon the written consent of the Board of Directors. Such waiver shall be limited to the terms thereof and shall not constitute a waiver of any other condition or obligation of the Employee under this Agreement.

16.   ASSIGNMENT

      The rights and obligations of the Company in this Agreement shall inure to its benefit and be binding upon its successors-in-interest (whether by merger, consolidation, reorganization, sale of stock or assets or otherwise), and the Company may assign this Agreement to any affiliate. This Agreement, being for the personal services of Employee, shall not be assignable by Employee.

17.   HEADINGS

      The headings have been inserted for convenience only and are not to be considered when construing the provisions of this Agreement.

18.   COUNTERPARTS

      This Agreement may be executed in one or more counterparts, each of which counterparts, when taken together, shall constitute but one and the same agreement.


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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                           TTR Technologies, INC.

                                           By: /s/ Marc D. Tokayer

                                               Name:   Marc D. Tokayer
                                               Title:  President

                                           EMPLOYEE

                                           /s/ Daniel Stein

                                           Daniel Stein